Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287843

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS SUPPLEMENT DATED DECEMBER 8, 2025)

This prospectus supplement amends and supplements the information in the prospectus supplement, dated December 8, 2025 (the “Prior Prospectus”), filed with the U.S. Securities and Exchange Commission pursuant to our registration statement on Form F-3 (File No. 333-287843), relating to the offer and sale of up to $100,000,000 of our Class A ordinary shares, par value $0.00001 per share (which amount does not give effect to the 1-for-200 reverse share split that became effective on January 26, 2026) (“Class A Ordinary Shares”) pursuant to the Sales Agreement, that we entered into with AC Sunshine Securities LLC (the “Sales Agent”) on December 4, 2025. The Sales Agreement related to the sale of our Class A Ordinary Shares from time to time with the Sales Agent acting as agent or principal. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

The Sales Agreement was terminated effective June 8, 2026. In the aggregate, we sold 222,568,877 Class A Ordinary Shares (this amount does not give effect to the 1-for-200 reverse share split that became effective on January 26, 2026) under the ATM program for gross proceeds of approximately $20.6 million, resulting in net proceeds of approximately $18.0 million pursuant to the Sales Agreement.

We are an “emerging growth company” and “foreign private issuer” as defined under U.S. federal securities laws and are consequently subject to reduced public company reporting requirements. Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “MTEN.” The last sale price of our Class A Ordinary Shares, as reported on Nasdaq on June 8, 2026 was $1.94 per share.

The purpose of this prospectus supplement is to update investors on the status of our continuous offering under the prior prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 8, 2026.